Consent of INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Registration Statement of BioVie Inc., on Form S-1 to be filed on or about September 17, 2020 of our report dated August 6, 2020, on our audits of the financial statements as of June 30, 2020 and 2019 and for each of the years then ended, which report was included in the Annual Report on Form 10-K filed August 6, 2020. Our report includes an explanatory paragraph about the existence of substantial doubt concerning the Company’s ability to continue as a going concern.

/s/ EISNERAMPER LLP

Iselin, New Jersey

September 17, 2020